UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC CAPITAL CORP.

SUPPLEMENTAL DISCLOSURE

This supplement (the “Supplement”) supplements and amends the proxy statement dated September 3, 2015 (the “Proxy Statement”) related to the Special Meeting of Stockholders (the “Special Meeting”) of TICC Capital Corp. (“TICC” or the “Company”) to vote on, among other proposals, the approval of a new investment advisory agreement between TICC Management, LLC (the “Adviser”) and the Company and the election of six director nominees named in the Proxy Statement, both of which are subject to and will be effective upon the closing of the transaction (the “Transaction”) between the Adviser and an affiliate of Benefit Street Partners L.L.C. (“BSP”). Except as described below, the information provided in the Proxy Statement continues to apply. Capitalized terms used in this Supplement, but not otherwise defined herein, have the meanings ascribed to those terms in the Proxy Statement. To the extent information below differs from, updates or conflicts with the information contained in the Proxy Statement, the information below is the more current information and supersedes the information in the Proxy Statement. The Company urges you to carefully read the Supplement and the Proxy Statement in their entirety.

On October 8, 2015, NexPoint Advisors, L.P. (“NexPoint”) filed suit in the United States District Court for the District of Connecticut against TICC, the members of the Company’s Board of Directors, and the Company’s President. Among other things, NexPoint alleged that we violated Section 14(a) of the Securities Exchange Act of 1934 by making materially false and misleading misstatements and omissions in proxy materials soliciting votes for our proposals at the Special Meeting, which was then scheduled for October 27, 2015.

On October 23, 2015, the Court issued a preliminary injunction indefinitely postponing the Special Meeting until we corrected certain false and misleading misstatements and omissions in our proxy materials. The Court ordered us to submit proposed corrective disclosures, which NexPoint would review and comment on, and which the Court would approve, before we filed them with the SEC and published them to stockholders. We filed with the SEC and published to stockholders, without prior review by either NexPoint or the Court, what we claimed to be the corrective disclosures required by the preliminary injunction on October 27, 2015. The Court disagreed and found that the October 27, 2015 proxy materials were insufficient to satisfy the requirements of the preliminary injunction.

On November 25, 2015, the Court ordered us to disclose that the October 27, 2015 proxy materials were insufficient to correct our prior misstatements and omissions, and also to make the following corrective disclosures.

Benefits to be Received by TICC directors and officers Cohen, Royce and Rosenthal, if the BSP Transaction is Completed

            In the September 3, 2015 proxy statement, we disclosed that Jonathan Cohen, the Company’s CEO and member of the Company’s Board of Directors; Charles Royce, the Chairman of the Company’s Board of Directors; and Saul Rosenthal, the Company’s President, stand to “receive substantial payments” if the BSP Transaction is completed. As that proxy statement noted, that disclosure was made to make stockholders aware “that certain of our executive officers and directors have significant conflicts of interest in the Transaction.”

            The Court held that this disclosure was inadequate. In October 27, 2015 proxy materials we further disclosed that if the Transaction closes, Cohen, Royce and Rosenthal will earn “(i) a 24.9% economic interest in the BSP Affiliate,” which BSP has the right to acquire two years after the Transaction closes, and “(ii) the potential for a cash distribution of up to $10 million.”

            The Court again held that the disclosure on this subject was inadequate. We now disclose that Cohen, Royce and Rosenthal, either directly or through their affiliates, currently own 100% of the current TICC investment advisor. With respect to the new investment advisor if the Transaction is completed, the 24.9% aggregate equity interest these three individuals will receive will be distributed, either directly or to their affiliates, on the basis of 40% to Cohen, 40% to Rosenthal, and 20% to Royce. Two years later, BSP will have the right to acquire the 24.9% equity interest in the BSP Affiliate for cash at the then prevailing market value. In 2014, the management fees received by the present TICC investment advisor totaled $21 million.

            The additional cash distribution that Cohen, Royce and Rosenthal will receive, either directly or through their affiliates, if the Transaction is completed will be generated by the new investment advisor’s ability to go out in the market and raise debt, with 50% of the borrowed money going to these three individuals, up to an aggregate cap of $10 million (the precise amount distributed to these individuals depending upon the total amount the advisor borrows). If efforts to borrow funds are unsuccessful, there will be no cash distributions from that potential source.

The Special Committee refused to negotiate with NexPoint before rejecting NexPoint’s proposal to become TICC’s next investment advisor

In October 2, 2015 proxy materials, we asserted that it was “FALSE” that we “didn’t engage” with NexPoint. In October 5, 2015 proxy materials, we again asserted that we “engag[ed]” with NexPoint. These statements were misleading. We refused to negotiate with NexPoint before rejecting its offer to become the next investment advisor to TICC, even though NexPoint repeatedly offered to negotiate with us, offered to provide us with proprietary information about NexPoint if we would sign a standard nondisclosure agreement, and unilaterally enhanced its proposal on September 1, 2015.

We were not advised by Wachtell or Morgan Stanley when we rejected NexPoint’s proposal and otherwise refused to negotiate with NexPoint

In October 5, 2015 proxy materials, we stated on a slide entitled, “The Review Undertaken to Protect Your Interests”: “The Special Committee thoroughly considered the NexPoint and TPG BDC proposals, engaging with both entities and soliciting more information and is assisted by independent legal counsel at Wachtell, Lipton, Rosen & Katz and financial advisors at Morgan Stanley & Co. LLC.” The Court found that this statement “can be reasonably regarded as an effort to mislead stockholders” into believing that Wachtell, Lipton, Rosen & Katz and Morgan Stanley & Co. LLC advised us when we rejected NexPoint’s proposal to become our next investment advisor. We were not so advised. The true facts are that on September 22, 2015, the Special Committee retained Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal adviser and on September 24, 2015, the Special Committee retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial adviser, neither of whom advised the Special Committee during the prior evaluation of NexPoint’s proposal.

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